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                                                                      Exhibit 11

                        NATIONAL SERVICE INDUSTRIES, INC.

              COMPUTATIONS OF NET INCOME PER SHARE OF COMMON STOCK
                      (In thousands, except per-share data)


                                                             THREE MONTHS ENDED  NINE MONTHS ENDED
                                                                   MAY 31              MAY 31
                                                               1998     1997      1998       1997
Basic:

Net Income ...............................................   $28,139   $29,434   $78,295   $74,613

Basic Weighted Average Number of
Shares Outstanding (determined on
a monthly basis), including Shares
Contingently Issuable ....................................    42,001    44,996    42,763    45,371

Basic Earnings per Share .................................       .67   $   .65   $  1.83   $  1.64


Diluted:

Basic Weighted Average Number of Shares Outstanding ......    42,001    44,996    42,763    45,371

Add: Shares of common stock assumed issued upon
exercise of stock options using the "Treasury
Stock" method as it applies to the computation  of diluted
earnings per share .......................................       658       352       537       292

Average Common Shares Outstanding (as adjusted) ..........    42,659    45,348    43,300    45,663

Diluted Earnings per Share ...............................   $   .66   $   .65   $  1.81   $  1.63